Exhibit 10.7

SHAREHOLDERS AGREEMENT

BETWEEN

TELUS COMMUNICATIONS INC.

AND

RIEL B.V.

AND

TELUS INTERNATIONAL (CDA) INC.

•, 2021

i

TABLE OF CONTENTS

(continued)

ii

SHAREHOLDERS AGREEMENT

This Shareholders Agreement is made effective as of •, 2021.

BETWEEN:

TELUS COMMUNICATIONS INC., a corporation governed by the laws of the Province of British Columbia (“TELUS”)

- and –

RIEL B.V., a company governed by the laws of the Netherlands (“Baring”)

- and –

TELUS INTERNATIONAL (CDA) INC., a corporation governed by the laws of the Province of British Columbia.

WHEREAS on the date hereof, the Corporation (as defined herein) will consummate an underwritten initial public offering (“IPO”) of Subordinate Voting Shares (as defined herein) of the Corporation; and

AND WHEREAS TELUS, Baring and the Corporation have agreed to enter into this Agreement to set forth certain agreements governing the relationship of the Parties in relation to the Corporation and with respect to their ownership, directly or indirectly, of the Shares following the completion of the IPO.

NOW THEREFORE, in consideration of the above recitals and the mutual agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1                                   Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Acceptance Notice” has the meaning ascribed to such term in Section 5.1(4).

“Act” means the Business Corporations Act (British Columbia), as the same may from time to time be amended, re-enacted or replaced.

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such specified Person, and “Affiliated” shall have a corresponding meaning.

“Aggregate Purchase Price” has the meaning ascribed to such term in Section 5.1(2).

“Agreement” means this shareholders agreement, as it may be amended, restated, replaced or supplemented from time to time in accordance with this Agreement.

“Applicable Securities Laws” means the securities legislation in each of the provinces and territories of Canada, including all rules, regulations, instruments, policies, published policy statements and blanket orders thereunder or issued by one or more of the securities regulatory authority in each of the provinces and territories of Canada.

“Articles” means the articles of the Corporation, as in effect upon completion of the IPO, and as such articles may from time to time be amended, restated, replaced or supplemented in accordance with this Agreement.

“Audit Committee Observer” has the meaning ascribed to such term in Section 3.5(4).

“Baring” has the meaning ascribed to such term in the recitals.

“Baring Group” means, collectively, Baring, The Baring Asia Private Equity Fund VI, L.P.1, The Baring Asia Private Equity Fund VI, L.P.2 and The Baring Asia Private Equity Fund VI Co-Investment L.P. and any Baring Permitted Holder that holds Shares from time to time.

“Baring Nominee” has the meaning ascribed to such term in Section 3.2(1)(a)(iii).

“Baring Permitted Holders” means any funds managed or advised by Baring Private Equity Asia Group Limited or any of its Affiliates, in each case provided that it is controlled, directly or indirectly, or managed or advised by Baring Private Equity Asia Group Limited or an Affiliate of Baring Private Equity Asia Group Limited.

“BCICAC” has the meaning ascribed to such term in Section 7.1(2).

“Board” means the board of directors of the Corporation from time to time.

“Board Observer” has the meaning ascribed to such term in Section 3.9(1).

“Business Day” means any day of the year, other than a Saturday, Sunday or day on which Canadian chartered banks are closed for business in Vancouver, British Columbia, Toronto, Ontario or Singapore.

“Change of Control Transaction” means an amalgamation, arrangement, recapitalization, business combination or similar transaction of the Corporation, other than an amalgamation, arrangement, recapitalization, business combination or similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the continuing entity or its parent) more than 50% of the total voting power represented by the voting securities of the Corporation, the continuing entity or its parent and more than 50% of the total number of outstanding shares of the Corporation, the continuing entity or its parent, in each case as outstanding immediately after such transaction, and the shareholders of the Corporation immediately prior to the transaction owning voting securities of the Corporation, the continuing entity or its parent immediately following the transaction in substantially the same proportions

(vis a vis each other) as such shareholders owned the voting securities of the Corporation immediately prior to the transaction.

“Chief Executive Officer” means the Chief Executive Officer of the Corporation (or the equivalent successor position).

“Control” means (a) in relation to a Person that is a body corporate, the beneficial ownership, directly or indirectly, of voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization) carrying more than 50% of the voting rights attached to all voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization) or the right to elect or appoint a majority of the board of directors (or equivalent) of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), and (b) in relation to a Person that is a partnership, limited partnership, business trust or other similar entity, (i) the ownership, directly or indirectly, of voting securities of such Person carrying more than 50% of the voting rights attached to all voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), or (ii) the ownership, directly or indirectly, of other interests or the holding of a position (such as trustee) entitling the holder thereof to exercise control and direction over the activities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), and “Controls” and “Controlled” shall have corresponding meanings.

“Corporation” means TELUS International (Cda) Inc. and any of its successors and assigns, including any successor by way of amalgamation, merger, arrangement or other reorganization.

“Debtor Relief Laws” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring or similar debtor relief laws of Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Directors” means the Persons who are elected or appointed as directors of the Corporation in accordance with this Agreement.

“Director Election Meeting” means any meeting of shareholders of the Corporation at which Directors are to be elected to the Board.

“Disposition Shares” has the meaning ascribed to such term in Section 5.1(2).

“Disproportionately Adverse” means disproportionately adverse to the interests of a shareholder as compared to any other shareholder, and “Disproportionately Adversely” shall have a corresponding meaning.

“Dispute” has the meaning ascribed to such term in Section 7.1(1).

“Equity Plan” means any equity or equity based compensation plan of the Corporation.

“Governmental Entity” means (a) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, municipal, local, or other; (b) any subdivision or authority of any of the above; and (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Independent”, in reference to an individual board nominee, means that such individual is “independent” as determined by the Governance and Nominating Committee in accordance with Applicable Securities Laws and the rules of the NYSE; provided that with respect to service on the Audit Committee, such individual also satisfies section 1.5 of National Instrument 52-110 Audit Committees and Rule 10A-3 Listing Standards Relating to Audit Committees promulgated under the U.S. Securities Exchange Act of 1934 to implement section 3 of the U.S. Sarbanes-Oxley Act of 2002.

“Initial Period” means the period beginning on the date of this Agreement and ending on the date that is 90 days after such date.

“Initial Year” means the period beginning on the date of this Agreement and ending on the date that is twelve months from the date of this Agreement.

“IPO” has the meaning ascribed to such term in the recitals.

“IPO Prospectus” means the supplemented PREP prospectus of the Corporation dated •, 2021 relating to the initial public offering of Subordinate Voting Shares.

“Laws” means: (a) all laws, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (b) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity, and (c) policies, practices and guidelines of, or contracts with, any Governmental Entity, which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person, or the assets of the Person, referred to in the context in which such word is used.

“Mediation Notice” has the meaning ascribed to such term in Section 7.1(2).

“Multiple Voting Shares” means the Multiple Voting Shares of the Corporation, as contemplated under the Articles.

“Nominee” means, in respect of a Director Election Meeting, such individuals presented by management of the Corporation to its shareholders for election as directors at such meeting, including, for the avoidance of doubt, the TELUS Nominees and Baring Nominees.

“Notice” has the meaning ascribed to such term in Section 8.1.

“Notice Period” has the meaning ascribed to such term in Section 5.1(4).

“NYSE” means the New York Stock Exchange.

“Offering Price” has the meaning ascribed to such term in Section 5.1(2).

“Ongoing Period” means the period following the Transition Period.

“Parties” means the Corporation, TELUS and Baring.

“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity.

“Proportionate Voting Interest” means, at any time, with respect to each Shareholder Group, such Shareholder Group’s proportionate voting interest in the Shares expressed as a percentage, which percentage is determined by dividing: (a) the numerator, which is the aggregate number of votes to which the Multiple Voting Shares and Subordinate Voting Shares held by such Shareholder Group are entitled, by (b) the denominator, which is the aggregate number of votes to which the total number of issued and outstanding Shares are entitled.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between the Corporation, TELUS and Baring, as it may be amended, restated, replaced or supplemented from time to time.

“Sale Notice” has the meaning ascribed to such term in Section 5.1(2).

“Sale Transaction” has the meaning ascribed to such term in Section 5.1(1) .

“Shareholder Group” means each of: (a) the TELUS Group; and (b) the Baring Group, collectively and “Shareholder Groups” means all of them.

“Shares” means the Subordinate Voting Shares and Multiple Voting Shares in the capital of the Corporation as described in the Articles as well as any other voting shares in the capital of the Corporation which are issued in a class of shares that is added to the authorized capital of the Corporation pursuant to an amendment to the Articles.

“Significant Action” has the meaning ascribed to such term in Section 4.1.

“Subordinate Voting Shares” means the Subordinate Voting Shares of the Corporation, as contemplated under the Articles.

“TELUS” has the meaning ascribed to such term in the recitals.

“TELUS Group” means, collectively, TELUS and any TELUS Permitted Holder that holds Shares from time to time.

“TELUS Nominee” has the meaning ascribed to such term in Section 3.2(1)(a)(ii).

“TELUS Permitted Holders” means TELUS and any Person that is controlled, directly or indirectly, or managed by TELUS Corporation or an Affiliate of TELUS Corporation.

“Transition Period” means the period following the Initial Period beginning upon the appointment of a ninth Director and ending at the earlier of the end of the Initial Year and the appointment of a third Independent Director.

Section 1.2                                   Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Section 1.3                                   Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

Section 1.4                                   Business Days.

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action will be required to be taken on the next succeeding Business Day.

Section 1.5                                   Certain Phrases, etc.

In this Agreement, (a) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, (b) the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of” and (c) the words “hereof”, “herein”, “hereunder”, “hereto” and similar expressions to this Agreement as a whole and the words “Article” and “Section” refer to an Article of or Section of this Agreement, unless specified otherwise. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6                                   Statutory References.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re-enacted or replaced.

ARTICLE 2
IMPLEMENTATION OF AGREEMENT AND TERM

Section 2.1                                   Effectiveness.

This Agreement shall become effective immediately upon the termination of that certain Second Amended and Restated Shareholders Agreement dated as of April 1, 2020 by and among the Corporation and the shareholders party thereto.

Section 2.2                                   Conflicts.

In the event of any conflict between the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement prevail to the extent permitted by Law. To the extent that any provision of this Agreement is inconsistent with or contravenes any provision of the Articles, subject to Section 4.1, the Parties agree that they will take all necessary steps to amend the Articles to resolve any conflict in favour of this Agreement.

Section 2.3                                   Corporation Consent.

The Corporation undertakes to carry out and be bound by the provisions of this Agreement to the full extent that it has the capacity and power at law to do so.

Section 2.4                                   Compliance with Agreement.

Each Party agrees to vote and act as a shareholder of the Corporation to fulfil the provisions of this Agreement and in all other respects to comply with, and use all reasonable efforts to cause the Corporation to comply with, this Agreement.

Section 2.5                                   Term of Agreement.

(1)                                 Subject to Section 2.5(2), this Agreement terminates on the earliest of:

(a)                                 the date on which both Shareholder Groups cease to have any right to designate any Nominee under this Agreement pursuant to Section 3.2(1);

(b)                                 the date on which this Agreement is terminated by written agreement of the Parties; and

(c)                                  the dissolution or liquidation of the Corporation.

(2)                                 The obligations of the Parties in Article 1 (Interpretation), Article 6 (Confidentiality), Article 7 (Dispute Resolution) and Article 8 (Miscellaneous) shall continue in full force and effect for a period of two years following the date of termination of this Agreement. The termination of this Agreement shall not affect or prejudice any rights or obligations that have accrued or arisen under this Agreement before the time of termination and such rights and obligations shall survive the termination of this Agreement.

ARTICLE 3
GOVERNANCE MATTERS

Section 3.1                                   Board Composition and Representation.

(1)                                 As of the date of this Agreement and during the Initial Period, the Board shall initially consist of eight Directors. The initial Directors of the Corporation shall be Josh Blair (Chair), Kenneth Cheong, Doug French, Tony Geheran, Stephen Lewis, Jimmy Mahtani, Jeffrey Puritt and Olin Anton. The initial TELUS Nominees shall be Josh Blair, Doug French, Tony Geheran and Stephen Lewis. The initial Baring Nominees shall be Kenneth Cheong and Jimmy Mahtani.

(2)                                 Upon the commencement of the Transition Period, the size of the Board will be increased to nine Directors.

(3)                                 Prior to the expiry of the Initial Year, except as may otherwise be agreed by TELUS and Baring, the size of the Board will be increased to 11 Directors.

Section 3.2                                   Designation of Nominees.

(1)                                 The Corporation covenants and agrees to nominate for election as directors of the Corporation at any Director Election Meeting the following persons:

(a)                                 during the Initial Period:

(i)                                     the Chief Executive Officer of the Corporation;

(ii)                                  four nominees nominated by TELUS (each, a “TELUS Nominee” and collectively, the “TELUS Nominees”);

(iii)                               two nominees nominated by Baring (each, a “Baring Nominee” and collectively, the “Baring Nominees”); and

(iv)                              one individual designated by the Board who is Independent.

(b)                                 during the Transition Period:

(i)                                     the Chief Executive Officer of the Corporation;

(ii)

(1)                                 as long as the TELUS Group owns, controls or directs, directly or indirectly, at least 50% of the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis), five TELUS Nominees; and

(2)                                 as long as the TELUS Group owns, controls or directs, directly or indirectly, at least 5% (but less than 50%) of the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis), the greater of: (1) such number of TELUS Nominees that represents the TELUS Group’s proportionate share of the Directors comprising the Board (rounded up to the nearest whole number) based on the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis) of the TELUS Group; and (2) one TELUS Nominee; and

(iii)                               as long as the Baring Group owns, controls or directs, directly or indirectly, at least 5% of the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis), one Baring Nominee; and

(iv)                              two individuals designated by the Board who are Independent.

(c)                                  during the Ongoing Period, except as may otherwise be agreed by TELUS and Baring:

(i)                                     the Chief Executive Officer of the Corporation;

(ii)

(1)                                 as long as the TELUS Group owns, controls or directs, directly or indirectly, at least 50% of the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis), six TELUS Nominees; and

(2)                                 as long as the TELUS Group owns, controls or directs, directly or indirectly, at least 5% (but less than 50%) of the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis), the greater of: (1) such number of TELUS Nominees that represents the TELUS Group’s proportionate share of the Directors comprising the Board (rounded up to the nearest whole number) based on the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis) of the TELUS Group; and (2) one TELUS Nominee; and

(iii)                               as long as the Baring Group owns, controls or directs, directly or indirectly, at least 5% of the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis), one Baring Nominee; and

(iv)                              three individuals designated by the Board who are Independent.

(2)                                 For the avoidance of doubt: (a) upon the first instance where the TELUS Group owns, controls or directs, directly or indirectly, less than 5% of the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis), TELUS shall no longer be entitled to designate any Nominees, and (b) upon the first instance whereby the Baring Group owns, controls or directs, directly or indirectly, less than 5% of the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis), Baring shall no longer be entitled to designate any Nominees.

(3)                                 As long as the TELUS Group owns, controls or directs, directly or indirectly, at least 50% of the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis), TELUS shall be entitled to select the Chair of the Board from and among the Directors.

Section 3.3                                   Nomination Procedures.

(1)                                 The Corporation shall notify each Shareholder Group having a right to designate one or more Nominee under Section 3.2(1) of its intention to hold any Director Election Meeting at least 60 Business Days prior to the date of such Director Election Meeting.

(2)                                 Each Shareholder Group having a right to designate one or more Nominee under Section 3.2(1) may notify the Corporation of its designated Nominee(s) at any time but no less than 35 Business Days prior to the date of any Director Election Meeting. If, prior to the

Director Election Meeting, the Nominee of a Shareholder Group is unable or unwilling to serve as a Director, then such Shareholder Group will be entitled to designate a replacement Nominee, except where such Shareholder Group would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 3.2(1).

(3)                                 For so long as a Shareholder Group has the right to designate one or more Nominees under Section 3.2(1), the Corporation shall: (a) nominate for election and include in any management information circular, proxy statement and form of proxy relating to any annual or special meeting (or submit to shareholders by written consent if applicable) each person designated as Nominee of such Shareholder Group; (b) solicit proxies from shareholders of the Corporation in favour of the election of the Nominees of such Shareholder Group in a manner no less favourable than the manner in which the Corporation supports other nominees for election at any such meeting; and (c) take all steps which may be necessary or appropriate to recognize, enforce and comply with the rights of any Party under Article 3 (Governance Matters).

(4)                                 Each Shareholder Group shall vote or cause to be voted all Shares that it holds, directly or indirectly, or over which it exercises control or direction, in favor of any Nominee designated by the other Shareholder Group at any Director Election Meeting, pursuant to the terms and subject to the conditions of Article 3 (Governance Matters).

(5)                                 Notwithstanding anything in this Agreement to the contrary: (a) a failure by TELUS to nominate any and all TELUS Nominees that it is entitled to nominate pursuant to Section 3.2(1) at any time shall not restrict the ability of TELUS to nominate such TELUS Nominees at any time in the future; and (b) a failure by Baring to nominate any and all Baring Nominees that it is entitled to nominate pursuant to Section 3.2(1) at any time shall not restrict the ability of Baring to nominate such Baring Nominees at any time in the future.

Section 3.4                                   Replacement Appointments, Cessation, Resignations.

(1)                                 If any Nominee of a Shareholder Group resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a Director, then such Shareholder Group shall be entitled to designate a replacement to be appointed by the Board as soon as reasonably practicable, except where such Shareholder Group would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 3.2(1).

(2)                                 Any Shareholder Group shall cease to have any rights or obligations under this Article 3 (Governance Matters) immediately upon ceasing to have the right to designate any Nominee pursuant to the terms of Section 3.2(1) and shall concurrently therewith, if requested by the Board, use its reasonable efforts to promptly obtain and deliver to the Corporation the written resignation of any Director(s) previously designated by it pursuant to the terms of Section 3.2(1).

Section 3.5                                   Committee Appointments.

(1)                                 For so long as (a) the TELUS Group is entitled to nominate at least one TELUS Nominee under Section 3.2(1), TELUS shall be entitled, but not obligated, to designate at least one TELUS Nominee for appointment to each of the Human Resources Committee and Governance and Nominating Committee of the Corporation, and (b) the TELUS Group owns, controls or directs, directly or indirectly, at least 50% of the Proportionate Voting

Interest in the outstanding Shares (on a non-diluted basis), to select the Chair of the Human Resources Committee and the Governance and Nominating Committee, subject to compliance with applicable independence requirements under Applicable Securities Laws and the rules of the NYSE and the Toronto Stock Exchange; and

(2)                                 For so long as the Baring Group is entitled to nominate at least one Baring Nominee under Section 3.2(1), Baring shall be entitled, but not obligated, to designate at least one Baring Nominee for appointment to each of the Human Resources Committee and Governance and Nominating Committee of the Corporation, subject to compliance with applicable independence requirements under Applicable Securities Laws and the rules of the NYSE and the Toronto Stock Exchange.

(3)                                 Subject to the foregoing, all members of the committees of the Board shall be selected by the Board.

(4)                                 During the Initial Period, so long as the TELUS Group has the right to designate one or more Nominees under Section 3.2(1), the TELUS Group shall be entitled, but not obligated, to designate one TELUS Nominee for appointment to the Audit Committee.  During the Initial Period, so long as the Baring Group has the right to designate one or more Nominees under Section 3.2(1), the Baring Group shall be entitled, but not obligated, to designate one Baring Nominee for appointment to the Audit Committee. During the Transition Period and Ongoing Period, so long as the TELUS Group has the right to designate one or more Nominees under Section 3.2(1), the TELUS Group shall be entitled, but not obligated, to designate one TELUS Nominee for appointment to the Audit Committee, provided that, during the Ongoing Period such TELUS Nominee must be Independent. The foregoing rights are subject to compliance with applicable independence requirements under Applicable Securities Laws and the rules of the NYSE and the Toronto Stock Exchange.

(5)                                 For so long as a Shareholder Group has the right to designate one or more Nominees under Section 3.2(1), such Shareholder Group shall have the right to designate one Director as an observer to the Audit Committee (such individual in respect of each Shareholder Group, an “Audit Committee Observer”). The Audit Committee Observers shall be entitled to: (a) receive notice of and to attend meetings of the Audit Committee; (b) take part in discussions and deliberations of matters brought before the Audit Committee; (c) receive notices, consents, minutes, documents and other information and materials that are sent to members of the Audit Committee; and (d) receive copies of any written resolutions proposed to be adopted by the Audit Committee, each at substantially the same time and in substantially the same manner as the members of the Audit Committee, except that the Audit Committee Observers will not be entitled to vote on any matters brought before the Audit Committee. Audit Committee Observers will not be entitled to any compensation from the Corporation; provided, however that all reasonable expenses of the Audit Committee Observer shall be reimbursed by the Corporation.

Section 3.6                                   Qualifications.

Notwithstanding anything to the contrary in this Agreement, all Directors (including Directors designated by the Shareholder Groups) shall, at all times while serving on the Board, meet the qualification requirements to serve as a director under the Act, Applicable Securities Laws and the rules of the NYSE and the Toronto Stock Exchange. Neither Shareholder Group shall nominate any person to be a Director who it believes does not meet the requirements for director nominees as set forth in the applicable policies of the Corporation relating to director qualifications from time to time.

Section 3.7                                   Compensation, Indemnification.

(1)                                 The Directors shall be entitled to such compensation as the board of directors of the Corporation may determine, from time to time, including pursuant to an Equity Plan. Each Director is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board and any committees thereof, including without limitation, travel, lodging and meal expenses, and in performing other duties of directors.

(2)                                 The Corporation will purchase or procure and at all times maintain customary director and officer liability insurance for the benefit of the Directors and officers of the Corporation against such liabilities, in such amounts and on such terms as the board of directors of the Corporation determines and as are permitted by Law.

(3)                                 The Corporation will indemnify any Director to the fullest extent permitted by the Act. Nothing in this Agreement limits the right of any Director to claim indemnity apart from the provisions of this Agreement, if the Director is entitled to such indemnity.

Section 3.8                                   Written Consent or Resolutions.

The provisions of this Article 3 (Governance Matters) applicable to Director Election Meetings shall apply mutatis mutandis to any written consent or resolutions of shareholders relating to the election of Directors.

Section 3.9                                   Board Observer Rights.

(1)                                 If: (a) a TELUS Nominee fails to be elected by the shareholders of the Corporation as a Director, TELUS shall have the right to nominate such individual as an observer to the Board; and (b) a Baring Nominee fails to be elected by the shareholders of the Corporation as a Director, Baring shall have the right to nominate such individual as an additional observer to the Board (each such individual, a “Board Observer”).

(2)                                 In addition: (a) during the Initial Period and for so long as the Baring Group has the right to designate one or more Nominees under Section 3.2(1), Baring shall have the right to designate one individual as a Board Observer; and (b) beginning at the start of the Transition Period and for so long as the Baring Group has the right to designate one Nominee under Section 3.2(1), Baring shall have the right to designate two Board Observers.

(3)                                 Each Board Observer shall be entitled to: (a) receive notice of and to attend meetings of the Board; (b) take part in discussions and deliberations of matters brought before the Board; (c) receive notices, consents, minutes, documents and other information and materials that are sent to members of the Board; and (d) receive copies of any written resolutions proposed to be adopted by the Board, including any resolution as approved, each at substantially the same time and in substantially the same manner as the members of the Board, except that the Board Observer will not be entitled to vote on any matters brought before the Board. The Board Observer will not be entitled to any compensation from the Corporation; provided, however that all reasonable expenses of the Board Observer shall be reimbursed by the Corporation. All Board Observers shall at all times be subject to the provisions of Article 6.

ARTICLE 4
APPROVAL AND CONSENT RIGHTS

Section 4.1                                   Approval and Consent Rights.

(1)                                 As long as the TELUS Group holds or exercises control or direction over at least 50% of the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis), notwithstanding anything to the contrary herein or in the Articles, in addition to any other approval required by Law, the Corporation shall not make a decision about, take action on or implement any of the following actions (each, a “Significant Action”) on or after, the date hereof without the written approval of, TELUS:

(a)                                 issue any additional Shares;

(b)                                 amend, restate, replace or supplement the Articles in any manner;

(c)                                  amalgamate, consolidate, merge or entering into an arrangement or other reorganization with or into any other Person or Persons, other than an Affiliate of the Corporation;

(d)                                 effect or consummate a Change of Control Transaction or enter into any agreement or arrangement to effect or consummate a Change of Control Transaction;

(e)                                  make any material change in the scope of the Corporation’s business (including altering or adding a line of business) from the scope of the Corporation’s business immediately prior to the completion of the IPO and as described in the IPO Prospectus;

(f)                                   convey, dispose or transfer, in one or a series of related transactions, all or substantially all of the property and assets of the Corporation to any other Person, whether or not Affiliated with the Corporation;

(g)                                  (i) institute or consent to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; (ii) apply for or consent to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative or interim receiver or similar officer with respect to it or all or any material part of the property of the Corporation; or (iii) take any similar action for the purpose of, or leading to, the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Corporation or its debts under any Debtor Relief Law;

(h)                                 increase or decrease the authorized number of directors serving on the Board;

(i)                                     appoint or remove the Chief Executive Officer; or

(j)                                    enter into any agreement or arrangement to do any of the foregoing.

(2)                                 In the event the Corporation wishes to take a Significant Action, the Corporation shall deliver a written request to TELUS to approve such Significant Action. TELUS shall have 10 Business Days to give or decline any approval required for a Significant Action from the date such approval is requested in writing by the Corporation in accordance with Section 8.1 of this Agreement. If TELUS fails to notify the Corporation of its decision within the specified time period, TELUS will be deemed to have declined the approval requested.

(3)                                 The approvals for a Significant Action required under Section 4.1(1) are in addition to any other approvals required by Law. In the event any shareholder approvals, other than the approvals required under Section 4.1(1), are required to make a decision about, take action on, or implement any of, the matters provided for in Section 4.1(1), including approving a proposed decision or action by special resolution (as such term is defined in the Act), each of TELUS and Baring, to the extent that it is not Disproportionately Adversely affected, will fully co-operate and vote in favour of and refrain from exercising any dissenters’ rights or rights of appraisal under any Law at any time with respect to, the proposed decision or action.

Section 4.2                                   Removal of Chief Executive Officer.

As long as the TELUS Group holds or exercises control or direction over at least 50% of the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis), TELUS shall be entitled to request the removal or dismissal of the Chief Executive Officer at any time. Upon the written request of TELUS in accordance with this Section 4.2, the Board agrees to take all action to remove the Chief Executive Officer as soon as practicable and appoint a replacement Chief Executive Officer, subject to the terms of any employment agreement between the Company and the Chief Executive Officer.

ARTICLE 5
DISPOSITIONS

Section 5.1                                   Cooperation and Right of First Offer.

(1)                                 Baring hereby agrees that, from and after the consummation of an IPO, subject to Section 5.1(6), Baring will not sell, transfer or otherwise dispose of any Shares, whether by registered offering, private sale, disposition over the facilities of a stock exchange or otherwise, in a single transaction or series of transactions (each, a “Sale Transaction”), without complying with the provisions of this Section 5.1. TELUS and Baring agree that the purpose of this Section 5.1 is to assist with an orderly transfer of Shares by Baring. Baring agrees to discuss in good faith with TELUS any intention it may have or it may form regarding any potential Sale Transactions that Baring may consider undertaking in the subsequent three month period.

(2)                                 If Baring wishes to undertake a Sale Transaction for gross proceeds in excess of $10 million, Baring will first provide written notice to TELUS of Baring’s desire to effect a Sale Transaction (the “Sale Notice”). The Sale Notice will specify: (a) the number of Shares that Baring proposes to include in the Sale Transaction (the “Disposition Shares”); and

(b) the volume weighted average price of the applicable Shares traded on NYSE (or such other market or exchange on which the Shares are then listed or traded) for the five trading day period immediately preceding the Sale Notice (the “Per Share Offering Price”). The Sale Notice will also include an offer from Baring to sell the Disposition Shares to TELUS for cash at a price per Disposition Share equal to the Per Share Offering Price (such aggregate purchase price for the Disposition Shares, the “Aggregate Purchase Price”) and on the terms set forth in the Sale Notice.

(3)                                 Upon a Sale Notice being given by Baring, TELUS shall have the right to purchase all, but not less than all, of the Disposition Shares for cash at a price per Disposition Share equal to the Per Share Offering Price no later than the third Business Day following delivery of the Sale Notice.

(4)                                 To effect such a purchase, TELUS must, on or prior to the second Business Day following delivery of the Sale Notice (the “Notice Period”), give written notice to Baring (the “Acceptance Notice”), accepting the offer contained in the Sale Notice. If TELUS gives an Acceptance Notice within the Notice Period confirming its agreement to purchase, in aggregate, all of the Disposition Shares, TELUS and Baring shall consummate the sale of the Disposition Shares to TELUS, and TELUS shall pay to Baring the Aggregate Purchase Price in cash, no later than the seventh day following delivery of the Sale Notice. Any Disposition Shares sold to TELUS pursuant to this Section 5.1 shall be Multiple Voting Shares (to the extent permitted by applicable Law and the rules of any stock exchange on which the shares of the Company are listed) until Baring ceases to own any Multiple Voting Shares and, thereafter, any Disposition Shares sold to TELUS pursuant to this Section 5.1 shall be Subordinate Voting Shares.

(5)                                 If Baring does not receive an Acceptance Notice from TELUS within the Notice Period confirming TELUS’ agreement to purchase all of the Disposition Shares, or, if TELUS timely delivers an Acceptance Notice and fails to acquire the Disposition Shares and pay the Aggregate Purchase Price to Baring on or prior to the seventh day following delivery of the Sale Notice, TELUS’ right to purchase the Disposition Shares shall cease at the end of the Notice Period or at the end of the seventh day following the delivery of the Sale Notice, as applicable, and Baring, without limiting any remedies that may be available to Baring resulting from any failure of TELUS to timely acquire the Disposition Shares following TELUS’ delivery of an Acceptance Notice, may effect a Sale Transaction of the Disposition Shares to any person or entity, including the public, at any price, within six months after the expiry of the Notice Period. If the Disposition Shares are not sold within such six month period, the provisions of this Section 5.1 shall again apply to any proposed Sale Transaction, and so on from time to time.

(6)                                 This Section 5.1 shall apply for so long as the Baring Group owns, controls or directs, directly or indirectly, at least 10% of the Proportionate Voting Interest in the outstanding Shares (on a non-diluted basis).

ARTICLE 6
CONFIDENTIALITY

Section 6.1                                   Confidentiality Obligation.

(1)                                 Each Party will keep all Confidential Information (as defined below) confidential and will not disclose any Confidential Information to any Person or use any Confidential Information except as permitted by this Agreement. A Party may disclose Confidential Information to its employees and advisors but only to the extent that they need to know the Confidential Information, they have been informed of the confidential nature of the Confidential Information and they are directed to act in accordance with this Section 6.1; provided, that, such Party shall be liable for any breach by its employees or advisors of this Section 6.1. “Confidential Information” means all proprietary, confidential and other non-public information, know-how and data, regardless of the manner in which it is furnished (orally, in writing, electronically or otherwise), relating to or concerning the disclosing Party or their respective businesses, directors, officers or employees (including without limitation, agreements to which any of such Persons is a party, information and material concerning the disclosing Party’s past, present or future customers, suppliers, technology, business methods, systems, practices, strategies, financial conditions, assets, liabilities, operations, plans, potential financings or transactions or other activities) that is furnished to the other Parties pursuant to this Agreement and/or the Registration Rights Agreement on or after the date of this Agreement.

(2)                                 Notwithstanding the foregoing, (a) TELUS and Baring may display the Corporation’s name and/or corporate logo on their respective websites and in their respective marketing materials and may publicly disclose the existence of their investment in the Corporation (including in response to press or trade inquiries) and such other information required to be disclosed in order to comply with Applicable Securities Laws; (b) TELUS may disclose such Confidential Information as it deems reasonably relevant to TELUS Corporation for the purpose of its reporting obligations to TELUS Corporation; and (c) Baring may disclose such Confidential Information as it deems reasonably relevant to its direct or indirect shareholders and investors for the purpose of its reporting obligations to such Persons or in connection with the solicitation of prospective investors that may invest in Baring or one or more of its Affiliates, provided that any such Confidential Information shall be marked as confidential and the Persons to whom such Confidential Information is disclosed are informed of their confidentiality obligations with respect to such Confidential Information.

Section 6.2                                   Confidentiality Exceptions.

The restrictions set out in Section 6.1 (Confidentiality Obligation) do not apply to Confidential Information or any part of it that (a) is or becomes generally available to the public other than as a result of a disclosure by a Party (other than the Person that owns such Confidential Information) in violation of this Agreement, (b) was within a Party’s possession prior to its being furnished to it by or on behalf of the Person who owns such Confidential Information, (c) is or becomes available to such Party on a non-confidential basis from a source other than the Person who owns such Confidential Information (provided that the source of such information was not known by such Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligations of confidentiality to, the Person who owns such Confidential

Information), (d) is independently developed by such Party without violating any applicable obligations under this Agreement, (e) is required to be disclosed by Law (provided that if a Party becomes legally compelled or is required by a Governmental Entity having appropriate jurisdiction to disclose any of the Confidential Information, such Party shall (i) promptly provide the Corporation with written notice so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Article 6, and (ii) cooperate with the Corporation to obtain a protective order or other remedy), or (f) is permitted in writing to be disclosed by the Person who owns such Confidential Information.

Section 6.3                                   Ownership of Confidential Information.

Nothing in this Agreement or in the disclosure of any Confidential Information will confer any interest in the Confidential Information on a receiving Party. The Parties share a common legal and commercial interest in all Confidential Information which is and remains subject to all applicable privileges, including solicitor-client privilege, anticipation of litigation privilege, work product privilege and privilege in respect of “without prejudice” communications. No waiver of any privilege is implied by the disclosure of Confidential Information to any Party pursuant to the terms of this Agreement.

ARTICLE 7
DISPUTE RESOLUTION

Section 7.1                                   Settling Disputes.

(1)                                 Upon being notified by a Party that there exists a dispute in connection with this Agreement (including its interpretation or application) (a “Dispute”), the Parties agree to meet or hold a telephone conference together within 10 days of such notification and to attempt to address and resolve the Dispute to the satisfaction of all of the Parties. The Parties agree to devote good faith efforts to resolve the Dispute which is the subject of the notification contemplated in this Article 7 (Dispute Resolution).

(2)                                 If a Dispute remains unresolved after 10 days following the giving of notice pursuant to Section 7.1(1), any Party may commence mediation upon giving written notice (the “Mediation Notice”) to the other Parties describing the Dispute to be resolved by mediation. Upon receipt of a Mediation Notice, the Parties will engage the services of a mediator to assist them in resolving the Dispute described in the Mediation Notice in accordance with the BC International Commercial Arbitration Centre’s (the “BCICAC”) rules of procedure that are in force at the time the Mediation Notice is served. In the event that the Parties cannot reach agreement on a mediator within five days from the receipt of the Mediation Notice, the Parties will ask the BCICAC to appoint a mediator. The mediation will be held in the City of Vancouver, British Columbia in English. At any mediation, the BCICAC’s rules of procedure will apply.

(3)                                 If a Dispute is not resolved by mediation as provided in Section 7.1(1) within 60 days of service of the Mediation Notice, any Party may terminate the mediation by providing written notice to the other Parties and, following delivery of such notice, any Party may commence legal proceedings in a court of competent jurisdiction in accordance with Section 8.12(2), provided that this Section 7.1(3) shall not constitute an admission by any

Party that the subject matter of the unresolved Dispute is properly subject to resolution by legal proceedings in a court of competent jurisdiction.

(4)                                 Nothing herein will preclude any Party from seeking injunctive, provisional or protective relief in the courts of the Province of British Columbia or in the courts of another country in the event that the Party perceives that without such injunctive, provisional or protective relief, serious harm may be done to the Party.

(5)                                 Notwithstanding that a Dispute (or mediation or legal proceedings in respect of an unresolved Dispute) is ongoing, the Parties shall continue to perform all of their obligations under this Agreement, other than such obligations that are the subject matter of the Dispute, in order to ensure the uninterrupted and efficient conduct of the business of the Corporation.

ARTICLE 8
MISCELLANEOUS

Section 8.1                                   Notices.

Any notice, consent or other communication required or permitted to be given pursuant to this Agreement (each a “Notice”) shall be in writing and shall be sent electronically, hand delivered or sent by prepaid registered mail, in each case addressed as follows:

(a)                                 if to TELUS at:

7th Floor, 510 West Georgia Street,
Vancouver, B.C.
Canada V6B 0M3

Attention:	TELUS Corporation (c/o Chief Legal & Governance Officer)
Email:	Andrea.Wood@TELUS.com

with a copy to:

Osler, Hoskin & Harcourt LLP

100 King Street West

1 First Canadian Place

Suite 6200, P.O. Box 50

Toronto ON  M5X 1B8

Attention:	Desmond Lee and James R. Brown
Email:	DLee@osler.com and JBrown@osler.com

and to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention:	Lona Nallengara
Email:	Lona.Nallengara@Shearman.com

(b)                                 if to Baring at:

c/o Baring Private Equity Asia Pte Limited
50 Collyer Quay
#11-03/04 OUE Bayfront
Singapore 049321

Attention:	Patrick Cordes
Email:	patrickcordes@bpeasia.com

with a copy to:

Ropes & Gray LLP

191 North Wacker Drive, 32nd Floor

Chicago, IL 60606

Attention:	Neill P. Jakobe and Martin Ruhaak
Email:	neill.jakobe@ropesgray.com and
martin.ruhaak@ropesgray.com

(c)                                  if to the Corporation at:

25 York Street
Toronto, Ontario
M5J 2V5

Attention:	TELUS International Legal Services (c/o Chief Legal Officer)
Email:	Michel.Belec@TELUS.com

with a copy to:

Osler, Hoskin & Harcourt LLP

100 King Street West

1 First Canadian Place

Suite 6200, P.O. Box 50

Toronto ON  M5X 1B8

Attention:	Desmond Lee and James R. Brown
Email:	DLee@osler.com and JBrown@osler.com

and to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention:	Lona Nallengara
Email:	Lona.Nallengara@Shearman.com

Notice is deemed to be given and received if sent by personal delivery, courier or electronic mail, on the date of delivery or transmission (as the case may be) if it is a Business Day and the delivery or transmission (as the case may be) was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 8.2                                   Time of the Essence.

Time is of the essence in this Agreement in all respects.

Section 8.3                                   Third Party Beneficiaries.

The Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. No Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person.

Section 8.4                                   No Agency or Partnership.

Nothing contained in this Agreement makes or constitutes any Party, or any of its directors, officers or employees, the trustee, fiduciary, representative, agent, principal, partner, joint venturer, of any other Party. It is understood that no Party has the capacity to make commitments of any kind or incur obligations or liabilities binding upon any other Party.

Section 8.5                                   Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by it. The fees and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 8.6                                   Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by an authorized signatory of the Party to be bound thereby.

Section 8.7                                   Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver of any provision of this Agreement or of any default, breach or non-compliance under this Agreement will be binding unless executed in writing by the Party to be bound by the waiver, and then only in the specific instance and for the specific purpose for which it has been given. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

Section 8.8                                   Entire Agreement.

This Agreement and the Registration Rights Agreement together constitute the entire agreement between the Parties with respect to the matters contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties related to such matters. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into this Agreement.

Section 8.9                                   Further Assurances.

Each of the Parties agrees to execute and deliver such further and other documents, to cause such meetings to be held, resolutions to be passed and articles to be enacted, to exercise their votes, and to influence and perform, and/or cause to be performed, such further and other acts and things, as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

Section 8.10                            Successors and Assigns.

(1)                                 This Agreement becomes effective only when executed by all of the Parties. After that time, it is binding on and enures to the benefit of the Parties and their respective successors and permitted assigns, including any successor by way of amalgamation, merger, arrangement or other reorganization.

(2)                                 Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties.

Section 8.11                            Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the Parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision.

Section 8.12                            Governing Law.

(1)                                 This Agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)                                 Subject to Article 7 (Dispute Resolution), each Party irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.13                            Counterparts.

This Agreement may be executed by the Parties in separate counterparts, including counterparts by electronic transmission, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Shareholders Agreement as of the date and year first written above.

TELUS COMMUNICATIONS INC.

By:
Name:
Title:

RIEL B.V.

By:
Name:
Title:

TELUS INTERNATIONAL (CDA) INC.

By:
Name:
Title: